Exhibit 10(r)

February 18, 2004

Mr. Richard M. DeMartini

9 West 57th Street

NY1-301-48-02

New York, NY 10019

Dear Rich:

This letter sets forth the mutual understanding and agreement between you and Bank of America Corporation regarding your employment with us through April 1, 2004 and your departure as of that date as part of the anticipated management realignment following the merger of Bank of America with FleetBoston Financial Corporation.

1.	Departure Date; Employment Until Departure. Your employment with us will end on April 1, 2004. During 2004 until your departure, you will continue to serve in your current capacity as President, Asset Management, and will receive your current rate of base salary in accordance with our normal payroll practices. You will be eligible for consideration for an incentive award for services during 2004 in the target amount of two million dollars ($2,000,000). The actual amount of any incentive award for your services during 2004 will be determined by the Board Compensation Committee at its first meeting following your departure date based on the Compensation Committee’s review of your performance during 2004.

2.	Post-Departure Services and Covenants. In consideration for the payments and benefits described in section 3 below, you agree to the following:

(a)	Post-Departure Consulting Services. From April 1, 2004 through December 31, 2004, you will stand ready and will furnish to us such reasonable services of an advisory or consulting nature with respect to the transition of your position as we may reasonably call upon you to furnish and your health and other business commitments may permit.

(b)	Non-Solicitation of Associates. You agree that, during the one-year period following April 1, 2004, you will not recruit, hire or attempt to recruit or hire, directly or by assisting others, or otherwise entice or encourage to leave employment any of our associates who were employed by us or any of our affiliated companies (i) as of April 1, 2004 or (ii) at any time during the six (6) month period prior to April 1, 2004.

(c)	Non-Solicitation of Clients and Customers. You agree that, during the one-year period following April 1, 2004, you will not, without the written consent of us, solicit, whether for yourself or on behalf of another business entity, business of any client or customer of ours or any of our affiliated companies or attempt in any manner to persuade, whether for yourself or on behalf of another business entity, any client or customer of ours or our affiliated companies to cease to do business or to reduce the amount of business which the client has customarily done or contemplates doing with us or our affiliated companies, provided that the provisions of this covenant shall apply only with respect to those clients or customers (i) for which you originally established, in whole or in part, the relationship between us or our affiliated company and such client or customer or (ii) with which you have had substantial business contacts during your period of employment with us.

(d)	Confidential Information. You will hold in a fiduciary capacity for the benefit of us all secret or confidential information, knowledge or data relating to us or any of our affiliated companies, and their respective businesses, which have been obtained by you during your employment by us and which will not be or become public knowledge (other than by acts by you or your representatives in violation of this letter agreement). From and after April 1, 2004, except as provided in section 2(e) you will not, without our prior written consent, communicate or divulge any such information, knowledge or data to anyone other than us and those designated by us.

(e)	Cooperation. You will cooperate fully with any investigation, legal proceeding, internal audit, external audit or regulatory investigation involving us or any of our affiliated companies.

(f)	Mutual Nondisparagement. You will not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame us, our affiliated companies or any of our directors or officers. Likewise, we will not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame your reputation. Notwithstanding the foregoing, nothing in section 2(d) or this section 2(f) is intended to prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, including as described in section 2(e).

(g)	Enforcement. In the event of a breach or a threatened breach of any provision of this section, in addition to any other remedies available under law or equity, you agree that we will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. You acknowledge that damages would be inadequate and insufficient.

3.	Consideration. In consideration for your services and covenants pursuant to section 2 above, we will: (i) continue to pay you your base salary for the period from April 1, 2004 through December 31, 2004; (ii) continue to cover you under our health and welfare plans in which you participate for the period from April 1, 2004 through December 31, 2004, unless and until you receive comparable coverage from a new employer prior to the end of 2004; (iii) provide you access to an office during the period from April 1, 2004 through December 31, 2004, unless and until you accept new employment prior to the end of 2004; and (iv) pay you the sum of two million dollars ($2,000,000) on or as soon as administratively practicable after January 1, 2005.

4.	Indemnification. We hereby agree and confirm that your rights to indemnification are and continue to be governed by our Certificate of Incorporation and Bylaws and applicable law.

5.	Miscellaneous. This letter agreement contains the entire agreement between us and you with respect to the subject matter hereof, and no amendment, modification or cancellation hereof will be effective unless the same is in writing and executed by the parties (or by their respective duly authorized representatives). This letter agreement will be enforced, interpreted and construed under the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule requiring construction against the draftsman. All payments to you contemplated hereunder will be subject to all applicable payroll and withholding taxes. This letter agreement will be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any. This letter agreement is executed in multiple originals, each of which will be deemed an original hereof.

Please indicate your agreement with the foregoing by signing, dating and returning the enclosed counterpart of this letter agreement.

Date: 2/19/04

Sincerely,

/s/ STEELE ALPHIN
J. Steele Alphin Corporate Personnel Executive

ACKNOWLEDGED AND AGREED:

/s/ RICH DEMARTINI
Richard M. DeMartini